Exhibit 10.9

POLONIA FEDERAL SAVINGS & LOAN ASSOCIATION

Supplemental Retirement Plan

ARTICLE I

Definitions

Section 1.1 Administrator. The Administrator appointed to administer the Pension Plan.

Section 1.2 Board. The Board of Directors of Polonia Federal Savings & Loan Association.

Section 1.3 Code. The Internal Revenue Code of 1986, as amended, or as it may be amended from time to time.

Section 1.4 Company. Polonia Federal Savings & Loan Association and any subsidiary and/or affiliated corporation which has properly adopted the Pension Plan, except where a specific reference is made to a particular corporation.

Section 1.5 Effective Date. June 1, 1995.

Section 1.6 Employee. Edward W. Lukiewski who was President of the Company at the time of the adoption of the Plan. For purposes of this Plan, retirement will not affect the status of Mr. Lukiewski being designated an employee.

Section 1.7 Plan. The “Polonia Federal Savings & Loan Association Supplemental Retirement Plan,” as set forth herein or in any subsequent amendment.

Section 1.8 Participant - Edward W. Lukiewski.

Section 1.9 Spouse - The spouse of Edward W. Lukiewski at the day of signing of this Agreement. No benefits under this Plan are available to a spouse other than the above named spouse.

Section 1.10 Trust - The trust that has been established by the Company to assist the Company in funding this Plan.

ARTICLE 2

Purpose of Plan

Section 2.1 Purpose. The Plan is designed to provide retirement benefits and other benefits as detailed in section 4.1 out of either the Trust or the general assets of the Company.

ARTICLE 3

Eligibility

Section 3.1 Eligibility. The eligibility of the plan is restricted to the President of the Bank at the time of adoption of this plan, Edward W. Lukiewski and beneficiary, regardless of when the Employee may have retired.

ARTICLE 4

Benefits

Section 4.1 Amount of Benefits. The amount of the supplemental pension benefit payable under the Plan shall be seventy five thousand dollars ($75,000) annually during the lifetime of the Participant. If the Participant predeceases his spouse, then the surviving spouse is entitled to a retirement benefit of fifty thousand dollars ($50,000) annually for the remainder of the Spouse’s lifetime. These amounts shall be adjusted annually for inflation based on the rate of increase of the Consumer Price Index (is published by the United States government). Such increases shall be effective each June 1st subsequent to the effective date of this Plan.

In addition to the above described supplemental pension benefit, the Participant shall receive certain other benefits. These benefits include (1) payment of life insurance premiums on life insurance policies which are currently in force on the Participant’s life per attached Schedule A and (2) payment of health insurance premiums on health insurance coverage which is currently in force on the Participant and his Spouse.

Section 4.2 Form of Benefit Payments. The supplemental pension benefit payable to or on behalf of an Employee as determined under Section 4.1 shall be paid in the form of payments as determined by Section 43.

The Company has an obligation to pay the scheduled life insurance premiums for all life insurance policies on the life of Participant as listed in Schedule A attached. Payments shall continue for the lifetime of the Participant or until such time as payments are no longer contractually required by the insurance company(ies). The Administrator has no authority to select a “Paid-Up Option” or its equivalent on any insurance policy listed in Schedule A.

The health insurance benefit as described in Section 4.1, is the continuation of health insurance coverage in the present form. The Company is required to make any and health insurance premium payments for benefits covering the Participant and Spouse. The duration of the payment of such health insurance premiums shall continue for whichever period is longer, the lifetime of the Participant or the lifetime of the Spouse.

Section 4.3 Time of Benefit Payments. Supplemental pension benefits due under the Plan shall be paid on the first business day of each month in an amount equal to one twelfth (1/12) of the appropriate annual amount as determined under Section 4.1. The first such payment shall be made on the 1st day of June, 1995. The Administrator may modify the timing of the payments only upon the written consent of the Participant and/or Spouse.

The Company shall continue to make payments of other benefits as detailed in Section 4.1. The payment of life insurance premiums shall continue in their present manner or may be revised to a manner of payment that is acceptable to both the insurance company(ies) and the Administrator.

The payment of health insurance premiums as detailed in Section 4.1 shall continue in the present manner or in any manner that is acceptable to both the insurance company and the Administrator.

Section 4.4 Benefits Unfunded. The supplemental pension benefits payable under the Plan shall be paid by the Company each year from the Trust or out of its general assets. The Company has the right to make contributions to the Trust to provide the Company with a source of funds to assist in the meeting of its liabilities under the Plan. The Trust is an unfunded arrangement and the Plan is an unfunded plan maintained for the purpose of providing supplemental retirement benefits for a highly compensated employee.

The health insurance and life insurance benefits as described in Section 4.1 are payable from the general assets of the Company.

In witness whereof the Company has executed this Agreement on this 14th day of March 1995.

Attest:	POLONIA FEDERAL SAVINGS & LOAN ASSOCIATION

/s/ James B. Skowronski	By:	/s/ James B. Skowronski
Secretary

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